Bodisen Biotech Receives a Letter From American Stock Exchange
--Company Postpones Q3 Earnings Conference Call--

Shaanxi, China — November 12, 2006 -- Bodisen Biotech, Inc. (AMEX:BBC, London AIM:BODI, website: www.bodisen.com), today announced that, on November 6, 2006, the Company received a letter from the American Stock Exchange (“Amex”) stating that the Staff had determined that the Company was not in compliance with certain of the Amex continued listing standards, specifically Sections 132(a), 132(e) and 403 of the Amex compnay guide, and need to be improved in the future.

Among other things, Amex believes that the Company made insufficient or inaccurate disclosure in its public filings with regard to its relationship with, and payments to, a consultancy firm and its affiliates both prior to and subsequent to its listing on the Amex. Additionally, in the context of the Company’s relationship with the consultancy firm, Amex expressed concern that the Company has internal control issues related to its accounting and financial reporting obligations. Prior to receipt of the letter from Amex, the Company publicly announced that it had terminated its relationship with the consultancy firm.

To meet Amex requirements, the Company intends to submit a plan to Amex indicating what actions it has taken and will take to bring the Company into compliance with the Amex Continued Listing Standards. If the plan is accepted, the Company will continue its cooperation with Amex during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.

“We value our Amex listing and we intend to ensure that we maintain that listing,” said Karen Qiong Wang, Chairwoman and CEO of Bodisen Biotech. “We are working diligently to communicate and work cooperatively with the American Stock Exchange to resolve their concerns as quickly as possible.”

The Company also announced that, accordingly we will need to communicate with Amex and will file its Form 10-QSB for the third quarter ended September 30, 2006 on time, but it is postponing its previously scheduled November 15, 2006 conference call.. After the Company has resolved its Amex compliance issue, the Company will have the conference call.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. Ranked the 16th fastest growing company in China by Forbes China in January 2006, the company is headquartered in Shaanxi province and is a Delaware corporation. The company's environmentally friendly ``green'' products have been proven to improve soil and plant quality, and increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties, and the outcome of events may differ materially from those described in the forward-looking statements.

Investor Relations:
The Piacente Group, Inc.
212-481-2050